Exhibit 14.1

Code of Conduct

Effective May 10, 2024

1 Purpose

Oklo Inc.’s (the “Company”) Code of Conduct represents the standards by which we all must operate.

2 Scope

This Policy applies to all Company employees, officers, Board members, independent contractors, consultants, temporary workers, suppliers, and agents (collectively referred to herein as “Company employee” or “Company employees”). Any such person who is not an employee of the Company will comply with these guidelines at the direction of their principal Company contact.

3 Code

3.1       We operate with honesty and integrity

We are open, transparent, and honest. We keep our commitments to each other, to our customers, and to our partners. We endeavor to communicate with our customers, partners, fellow employees, and suppliers in an honest and unambiguous way, and to avoid making any misstatements of fact, making misleading or exaggerated communications, or creating false impressions. We may make mistakes, but we quickly admit and correct them.

3.2       We treat others fairly and respectfully

We foster a respectful work environment free from any form of discrimination, harassment, retaliation, and intimidation. We provide equal opportunity in all aspects of employment. We do not tolerate discrimination, harassment, violence, or threatening behavior of any kind. We treat everyone—fellow employees, customers, partners, and other stakeholders—with dignity and respect.

3.3       We uphold human rights

We respect human rights, provide fair working conditions, and prohibit the use of any forced, compulsory, or child labor by or for Oklo.

Oklo Inc.
1

Code of Conduct

3.4       We are responsible and law abiding

We follow the law. This includes all applicable international, national, and local laws, rules, and regulations. We report wrongdoing, including fraud or illegal acts, if we encounter it. We comply with local and federal laws and regulations.

3.5       We prohibit bribery

Oklo’s policy against bribery is clear—we never make or accept bribes to advance our business. A bribe is something of value that is offered or given to improperly influence a decision. Bribes often consist of money, but they could also be disguised as gifts, trips, entertainment, charitable donations, favors, or jobs. We do not offer or give anything of value for an improper or corrupt purpose, whether in dealings with a government official or the private sector, and regardless of the norms of local custom. For more information, please consult Oklo’s Anti-Bribery Policy, which we are all required to review and follow.

3.6       We avoid conflicts of interest

We have a responsibility to make sound business decisions strictly on the basis of Oklo’s best interests without regard to our personal interests. A conflict of interest can occur when our personal activities, investments, or associations compromise our judgment or ability to act in the best interest of Oklo. We avoid conflicts of interest, or even the appearance of a conflict of interest.

We always disclose any relationships, associations, or activities that may create actual, potential, or perceived conflicts of interest to Oklo’s Chief Financial Officer, General Counsel (if any) or their appointed designees (each, a “Compliance Officer”) as soon as we become aware of any potential for such conflict.

3.7       We respect corporate opportunities

We may not take for ourselves opportunities that are discovered through the use of Oklo property, information, or position, and we will not use Oklo property, information, or position for personal gain, or compete with Oklo in any manner. We owe Oklo a duty to advance its legitimate business interests when business opportunities arise.

3.8       We prohibit insider trading

Federal law prohibits both trading on the basis of material non-public information and “tipping” others by providing material non-pubic information to them. We do not buy or sell stock on the basis of material non-public information, or pass such information to any others, including friends or family. For more information, please consult Oklo’s Insider Trading Policy, which we are all required to review and follow.

Oklo Inc.
2

Code of Conduct

3.9       We safeguard confidential information and protect employee privacy

We are committed to protecting the confidential, proprietary, and private information of our employees, customers, partners, and others with whom we do business. We respect and safeguard the private information and intellectual property entrusted to us by our fellow employees, customers, and third parties, using it only for legitimate business purposes and in accordance with all applicable laws and governing contracts. We are all also responsible for protecting Oklo’s confidential information. The loss of confidential information can be extremely damaging to Oklo. We do not disclose any confidential Oklo information without a valid business purpose and proper authorization by a Compliance Officer. Our obligations in this respect continue even if our employment or other relationship with Oklo ends.

3.10     We are committed to a safe and healthy workplace

We are committed to providing a clean, safe, healthy, secure, and drug-free workplace. Our employees have responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and by reporting accidents, injuries and unsafe conditions, procedures, or behaviors. We do not tolerate violence and threatening behavior. We prohibit the use, possession, sale, or being under the influence of any illegal substance at Oklo or when representing Oklo in any capacity or conducting Oklo business.

3.11     We maintain accurate and complete business and financial records

We create and maintain financial records in accordance with applicable legal requirements and generally accepted accounting practices. Our SEC reports, disclosures, and other public communications must be full, fair, accurate, timely, and understandable. Although financial reporting and controls are especially applicable to members of Oklo’s Finance Department, we are each responsible for complying with all financial controls and policies. We each acknowledge our responsibility to make sure that appropriate Finance Department personnel are made aware in a timely manner of any fact or issue that might have a material impact on our financial statements or disclosures. We are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about Oklo to others, including Oklo’s independent auditors, governmental regulators and self-regulatory organizations.

3.12     We represent Oklo to the public only when authorized

Only those authorized to do so may speak to the press and members of the financial community about Oklo. Authorized individuals are the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Director of Communications and Media, and Director of Investor Relations, or any other employee, third-party consultant, or agent who has been authorized by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer to speak with a third party with respect to a particular topic. For more information, please consult Oklo’s Investor Relations and Communications Policy.

Oklo Inc.
3

Code of Conduct

3.13     We use social media wisely

We use social media appropriately and responsibly. We do not disclose confidential Oklo information or the confidential information of our customers, suppliers, business partners, or other employees. Only those authorized may speak for Oklo, including through social media channels. For more information, please consult Oklo’s Social Media Policy.

3.14     We deal fairly

We endeavor to deal fairly with our customers, suppliers, competitors, and employees. We should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation, or any other unfair-dealing. Applicable laws specifically prohibit us from colluding with a competitor. When interacting with a competitor, questions about whether our actions are proper and in compliance with the law should be directed to a Compliance Officer.

3.15     We protect and properly use Oklo assets

Theft, carelessness, and waste have a direct impact on our profitability. We use Oklo assets for legitimate business purposes, and in particular, will use Oklo’s information systems assets in a responsible manner.

3.16     We respect the environment

We conduct our business in an environmentally responsible and sustainable manner, and we are committed to complying with all applicable environmental laws.

3.17     We use common sense and ask questions if necessary

We use common sense in our business dealings and in upholding this Code of Conduct. If we have any questions regarding the matters discussed in this Code of Conduct, we promptly contact our manager or a Compliance Officer for answers.

3.18     We make personal investments appropriately

We may not own, either directly or indirectly, a substantial interest in any business entity that does or seeks to do business with or is in competition with Oklo without providing advance written notice to a Compliance Officer. Investments in publicly traded securities of companies not amounting to more than one percent (1%) of that company’s total outstanding shares are permitted without such advanced approval.

3.19     We avoid certain corporate loans or guarantees

Loans or guarantees of obligations by Oklo to directors, executive officers and/or members of their immediate families are expressly prohibited.

3.20     We abide by antitrust laws

Oklo fully supports fair and open competition and a free market economy. We must not directly or indirectly enter into any formal or informal agreement with competitors that fixes or controls prices, divides or allocates markets, limits the production or sale of products, boycotts certain suppliers or customers, eliminates competition or otherwise unreasonably restrains trade.

Oklo Inc.
4

Code of Conduct

4 Waivers and Violations

4.1       Waivers of the Code of Conduct

Waivers of our Code of Conduct must be approved in writing. Waivers for Board members and executive officers require Board (or a committee of the Board) approval and must be disclosed as required, while waivers involving any other employee, agent, or contractor require the approval of a Compliance Officer.

4.2       Violations of the Code of Conduct, Oklo policies, or the law

Anyone who violates the law, our Code of Conduct, or other Oklo policies or procedures may be disciplined, including termination of employment and/or their business relationship with Oklo, in accordance with applicable legal requirements. Certain violations of this Code of Conduct may be violations of the law, which may result in civil or criminal penalties, and Oklo will cooperate fully with the appropriate authorities in these situations.

5 Reporting and compliance hotline

5.1       Report violations

If we witness—or even suspect—a violation of our Code of Conduct, Oklo policies, or the law, we promptly report it to our manager, to a Compliance Officer, to Oklo’s Chief People and Culture Officer or to any member of Oklo’s executive leadership.

5.2       Compliance hotline

For concerns related to accounting, reporting, and control or fraud, Oklo has established a compliance hotline that we may use to make an anonymous report. To make a good-faith, anonymous report, we may:

•	Send a letter to a Compliance Officer by mail to Oklo Inc., 3190 Coronado Dr., Santa Clara, CA 95054, Attention: Compliance Officer; or

•	Report on our compliance hotline (anonymously or not) online at oklo.allvoices.co For more information, please consult Oklo’s Reporting Policy.

5.3       Reporting outside the United States

In some locations outside of the United States, anonymous reporting of certain types of issues may not be allowed by local law. If local law prohibits or restricts anonymous reporting, you should reveal your identity when making a report. In those situations, your identity will be kept confidential (unless prohibited by local law), and you will have a right to access and modify your report. If you are in doubt about the requirements of your local law, please contact a Compliance Officer.

Oklo Inc.
5

Code of Conduct

Nothing in the Code of Conduct prevents you from communicating directly with relevant government authorities about potential violations of law, without first notifying Oklo.

6 No retaliation

Oklo takes its non-retaliatory culture very seriously and will not allow anyone to take adverse action, threaten, intimidate, or retaliate if one of us reports a violation or suspected violation in good faith, engages in any protected activity, or cooperates in an investigation. If you believe you are experiencing retaliation, you should promptly report your situation to a Compliance Officer. Oklo considers retaliation itself a violation of this Code of Conduct and will respond accordingly.

7 Compliance

This Code of Conduct will remain in effect unless revoked or modified by the Company in writing. The Company may modify this Code of Conduct from time to time, with or without notice, as laws or other circumstances change. Each Company employee is responsible for reviewing this Code of Conduct periodically and complying with the most current version. The most current version will be available to all Company employees. Any Company employee found to have violated this Code of Conduct may be subject to disciplinary action, up to and including termination of employment. This Code of Conduct does not create a contract of employment and does not alter any employee’s at-will employment status.

If you have any questions regarding this Policy, please consult your manager, a Compliance Officer, Chief People and Culture Officer, or any member of Oklo’s executive leadership team.

8 Revision history

Template version: 1.0

Revision date	Revision notes

10 May 2024	Code of Conduct v1.0 created

Oklo Inc.
6